Law Offices of CHAPMAN AND CUTLER LLP

Theodore S. Chapman 1877-1943 Henry E. Cutler 1879-1959	111 West Monroe Street, Chicago, Illinois 60603-4080 FAX (312) 701-2361 Telephone (312) 845-3000 chapman.com	San Francisco 595 Market Street San Francisco, CA 94105 (415) 541-0500 Salt Lake City 201 South Main Street Salt Lake City, Utah 84111 (801) 533-0066
October 9, 2008

Wasatch Funds, Inc.

150 Social Hall Avenue

4th Floor

Salt Lake City, Utah 84111

Re:	Wasatch Funds, Inc.

Ladies and Gentlemen:

We have served as counsel for the Wasatch Funds, Inc., a Minnesota Corporation (the “Company”) on behalf of three new series, Wasatch-1st Source Income Fund (the “Income Fund”), Wasatch-1st Source Income Equity Fund (the “Income Equity Fund”), and Wasatch-1st Source Long/Short Fund (the “Long/Short Fund”) (each an “Acquiring Fund” and together, the “Acquiring Funds”) which proposes to offer and sell shares of common stock, par value $0.01 per share of the Income Fund, Income Equity Fund and Long/Short Fund (the “Shares”) in the manner and on the terms set forth in pre-effective amendment no. 1 to a registration statement on Form N-14 filed with the Securities and Exchange Commission on or about October 10, 2008 (the “Registration Statement”). The Shares of the Income Fund, Income Equity Fund and Long/Short Fund are to be issued in exchange for all of the assets and assumption of the liabilities of the 1st Source Monogram Income Fund, the 1st Source Monogram Income Equity Fund and the 1st Source Monogram Long/Short Fund, respectively (collectively, the “Acquired Funds”), each a series of The Coventry Group (the “Trust”), a Massachusetts business trust as described in the Registration Statement and pursuant to that certain Agreement and Plan of Reorganization to be entered into by and among the Company, on behalf of the Acquiring Funds, the Trust on behalf of the Acquired Funds, 1st Source Corporation Investment Advisors, Inc. and Wasatch Advisors, Inc. (the “Agreement”) in the form included as Appendix C to the Registration Statement.

In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Dorsey & Whitney LLP dated October 9, 2008, upon which we have relied as they relate to the laws of the State of Minnesota, and certain resolutions adopted by the Directors of the Company at meetings held on August 27, 2008 and October 9, 2008 (the “Resolutions”), authorizing the reorganization and the issuance of the shares on behalf

Law Offices of CHAPMAN AND CUTLER LLP

of the Acquiring Funds, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth. We have assumed, with your concurrence, that no series of the Company has issued or will issue shares in excess of the number authorized in the Company’s Articles of Incorporation or in the Company’s Certificates of Designation. We have also assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

Based upon the foregoing, we are of the opinion that:

The Shares of the Company on behalf of each Acquiring Fund, when issued and sold in accordance with the Company’s Articles of Incorporation dated as of November 3, 1997, the Company’s By-Laws, the Certificate of Designation of Series P Common Shares, Series Q Common Shares and Series R Common Shares, Agreement and the Resolutions and receipt of the consideration described in the Agreement by the Acquiring Funds and not less than net asset value per share, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-153460) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/S/ CHAPMAN AND CUTLER LLP